Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-278927) of Century Communities, Inc., and

(2)	Registration Statement (Form S-8 No. 333-264701) pertaining to the Century Communities, Inc. 2022 Omnibus Incentive Plan;

of our reports dated January 28, 2026, with respect to the consolidated financial statements of Century Communities, Inc. and the effectiveness of internal control over financial reporting of Century Communities, Inc. included in this Annual Report (Form 10-K) of Century Communities, Inc. for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Denver, Colorado

January 28, 2026